Exhibit 99.1

Rex Energy Announces Addition to Board of Directors

STATE COLLEGE, Pa., May 26, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (NASDAQ: REXX) is pleased to announce that Jack N. Aydin will join the company’s Board of Directors effective June 1, 2015.

Mr. Aydin has over 45 years of experience as a financial analyst covering the oil and gas industry. He was a senior analyst with KeyBanc Capital Markets for over 40 years, most recently serving as Senior Managing Director from 2000 until his retirement in 2014. While at KeyBanc, Mr. Aydin primarily focused his analyst coverage on the exploration and production sector, particularly on small and mid-cap E&P companies. In addition, he managed the KeyBanc Sales and Trading office for 10 years and served as interim Director of Research in 2003. Mr. Aydin began his career in 1968 with Filor, Bullard and Smythe, where he served as both an equity research analyst and Director of Research. Over the course of his career, Mr. Aydin has been recognized numerous times by leading financial publications for his excellence in stock selection and earnings estimations. He currently serves as a director of Synergy Resources Corporation, and is a member of the National Association of Petroleum Investment Analysts, the Oil Analysts Group of New York, and the New York Society of Security Analysts. He holds an MBA degree in finance and economics, as well as a Bachelor of Science degree from Farleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim Seminary in Mosul, Iraq.

Lance T. Shaner, Rex Energy’s Chairman of the Board of Directors, commented, “We are pleased to welcome Jack Aydin to Rex Energy’s Board of Directors. Jack’s extensive experience and comprehensive understanding of the financial and operational aspects of the oil and gas industry are strong complements to the existing Board. His insight and perspective will be invaluable as we continue to position Rex Energy for strategic long-term growth.”

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

*    *    *    *    *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com